Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD QUARTER 2025 RESULTS:

•
REVENUE OF $134.5 MILLION, UP OVER 3% SEQUENTIALLY AND FLAT YEAR-OVER-YEAR
•
OPERATING INCOME OF $20.9 MILLION; EX-ITEMS, $16.6 MILLION, UP OVER 14% SEQUENTIALLY AND DOWN 9% YEAR-OVER-YEAR
•
OPERATING MARGINS, EX-ITEMS, OF OVER 12%, EXPANDED 120 BASIS POINTS SEQUENTIALLY, WITH INCREMENTAL MARGINS, EX-ITEMS, OF 48%
•
GAAP EPS OF $0.30; EX-ITEMS, $0.22, UP 16% SEQUENTIALLY, AND DOWN 12% YEAR-OVER-YEAR
•
COMPANY REPURCHASED 462,248 SHARES OF COMMON STOCK, A VALUE OF $5.0 MILLION
•
FREE CASH FLOW OF $6.5 MILLION
•
NET DEBT REDUCED BY $3.4 MILLION; LEVERAGE RATIO IMPROVED TO 1.10
•
COMPANY ANNOUNCES Q3 2025 QUARTERLY DIVIDEND

HOUSTON (October 22, 2025) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported third quarter 2025 revenue of $134,500,000. Core’s operating income was $20,900,000, with earnings per diluted share (“EPS”) of $0.30, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $16,600,000, yielding operating margins of 12%, sequential incremental margins of 48%, and EPS, ex-items, of $0.22. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno, stated, “Core Lab delivered another quarter of sequential revenue growth, driven by global demand for our proprietary services and products, along with sequential improvement in operating income, operating margins, and earnings per share. During the third quarter, face-to-face meetings with clients throughout the Asia-Pacific region confirmed that several large exploration and development programs have been committed to the Company. These projects include work on both conventional and unconventional plays, with a mix of onshore and offshore programs. On October 1, 2025, Core announced the acquisition of Brazil-based Solintec, a leading provider of geological services to Brazilian and international oil companies operating along the South Atlantic Margin. This acquisition expands Core Lab’s in-country capabilities and improves Core’s position in the region. Also in the quarter, Core Lab returned free cash to its shareholders through the Company’s quarterly dividend and by repurchasing more than 460,000 shares of Company common stock. Share repurchases in the third quarter equate to approximately 1% of Core’s outstanding share count. Core Lab remains committed to returning excess free cash to its shareholders. With our leverage ratio improving to a new nine-year low and our strong balance sheet, the Company is well-positioned to continue executing its strategic priorities, while delivering long-term value to our clients and shareholders.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the United States. Revenue for Reservoir Description in the third quarter of 2025 was $88,200,000, up over 2% sequentially and flat from last year. Operating income on a GAAP basis was $16,600,000. Operating income, ex-items, was $11,600,000, yielding operating margins of 13%, expanding sequentially by 60 basis points, with incremental margins of 41%. During the third quarter, Core Lab reached final settlement with its insurance provider for fire damage to a building at the Company’s Advanced Technology Center in Aberdeen, Scotland. A gain of approximately $5,200,000 was recorded on the insurance recovery and is excluded from the non-GAAP financial measure discussed above. The segment’s sequential improvement in financial performance reflects increased demand for analytical services across the Company’s global operations.

During the third quarter of 2025, Core Lab advanced its position as the leader in integrated geological and reservoir analyses with the delivery of multi-client studies in two key offshore exploration areas, Brazil and West Africa. These studies delivered new stratigraphic frameworks, delineated reservoir properties, and provided geochemical and biostratigraphic data. Combined, these datasets and interpretations will help operators derisk their deepwater exploration efforts. Industry engagement in these regional studies has been strong, reflecting growing demand for the Company’s expertise in frontier and deepwater settings. Core Lab is currently formulating additional study proposals across Africa’s offshore Atlantic margin. Complementing these regional initiatives, Core Lab also executed a proprietary geomechanical testing program for a Brazil-based operator to address rock stability in newly acquired acreage. This laboratory analysis provided the operator with a unique understanding of the stress regimes and formation stability in this field, derisking their upcoming drilling and completion activities.

On October 1, 2025, Core Lab completed the acquisition of 100% of the equity interests in Solintec Consultoria E Servicos De Geologia Ltda. (“Solintec”), a Brazilian limited liability company and a leading provider of geological services to the region’s oil and gas industry, for an initial cash payment of approximately $2,300,000. The purchase price includes an earnout feature allowing for an additional potential payment of up to $3,700,000 if certain performance targets are achieved over a two-year period following the closing date. The Solintec acquisition aligns well with the Company's growth strategy and is expected to be immediately accretive to future earnings and return on invested capital.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted third quarter 2025 revenue of $46,300,000, up 6% sequentially and 2% year-over-year. Operating income for the third quarter on a GAAP basis was $4,400,000. Operating income, ex-items, was $4,900,000, yielding operating margins of 11%, which expanded sequentially by 200 basis points, with incremental margins of 47%. Revenue and profitability were up sequentially, primarily due to increased international product sales and continued strong demand for proprietary completion diagnostic services.

In the third quarter of 2025, a major international operator in Norway partnered with Core Lab for a complex deepwater plug and abandonment operation. Decommissioning wells in the North Sea requires a new, dedicated cement barrier be emplaced to fully isolate the wellbore. Core’s engineers deployed its proprietary HELIOS™ gun system, which provides an extreme high shot density perforating system, optimizing flow between perforations with 360° annular coverage. HELIOS™ generates an array of perforations that minimize fluid flow tortuosity, yielding faster and more efficient perf-wash operations. For this project, the operator confirmed that the HELIOS™ technology provided a more efficient solution for removing the original cement barrier in the annulus. The HELIOS™ system proved to be a cost-effective solution, while also delivering measurable gains in plug integrity and operational consistency.

Also in the third quarter, Core Lab was engaged by a National Oil Company in the Middle East to determine individual stage production in a key step-out well. Alternative options had previously failed to generate a production profile across the wellbore. Core deployed its proprietary FLOWPROFILER™ Engineered Delivery System (“EDS”) oil tracer technology to determine production from each of the eleven targeted stages in the well. This high-density tracer technology is particularly well-suited for diagnostic evaluation of high flow rate wells. Using Core’s FLOWPROFILER™ EDS oil tracers, a detailed, stage-by-stage production profile was successfully generated.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the third quarter of 2025, cash from operations was $8,500,000 and capital expenditures associated with operations were $2,000,000, yielding FCF of $6,500,000. As mentioned in the Company’s prior earnings releases, in February 2024, fire damaged a building on the campus of Core Lab’s Advanced Technology Center in Aberdeen, Scotland. Losses caused by the fire are covered by Core Lab’s property and casualty insurance. Insurance proceeds and the capital expenditures associated with replacing the equipment and restoring the building are disclosed separately in the investing section of the cash flow statement. These items are not included in the calculation of FCF.

In the third quarter of 2025, Core Lab used a portion of its FCF to repurchase 462,248 shares at an aggregate purchase price of $5,000,000.

As of September 30, 2025, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $91,400,000, which was reduced by $3,400,000 during the quarter. Also, during the third quarter of 2025, the Company’s leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) improved to 1.10, from 1.27 at the end of the second quarter, and is now at its lowest level in nine years. The Company remains focused on executing its strategic business initiatives and continues to evaluate allocation of capital and other uses of free cash to return value to shareholders, while also reducing debt.

On July 23, 2025, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on August 25, 2025, to shareholders of record on August 4, 2025.

On October 22, 2025, the Board approved a cash dividend of $0.01 per share of common stock, payable on November 24, 2025, to shareholders of record on November 3, 2025.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC for the third quarter of 2025 improved to 9.7%.

Industry and Core Lab Outlook and Guidance

The IEA, EIA, and OPEC+ continue to forecast growth in crude oil demand to be between 0.7 and 1.3 million barrels per day in 2025, with a similar level of incremental growth projected for 2026. This demand is primarily driven by non-OECD countries in Asia, India, emerging markets in the Middle East, and Africa.

As noted in the IEA’s report published on September 16, 2025, crude oil field data shows the natural decline in existing producing fields is accelerating globally and now represents a major long term supply risk. Addressing steeper decline rates and bringing new fields online will be central to ensuring energy security and maintaining market stability. As such, according to the IEA, significant annual investment in oil and gas resource development will be required for many years to come. Core Lab’s Reservoir Description and Production Enhancement technologies are directly aligned with these investment imperatives.

In the near term, potential tariff headwinds combined with OPEC+ decisions to increase production levels, are contributing to market volatility and lower commodity prices. Despite the current softness, longer-term crude oil demand fundamentals remain intact. Core Lab maintains its constructive multi-year outlook, and continues to see steady activity across committed long-cycle projects, including deepwater, along the South Atlantic Margin, North and West Africa, Norway, the Middle East, and certain areas of Asia Pacific. Core Lab’s revenue opportunity on awarded projects will remain somewhat dependent on our clients’ geological success rates.

Activity levels tied to smaller-scale, short-cycle crude oil development projects are expected to remain more sensitive to changes in commodity prices. As a result, changes in crude oil prices are anticipated to have a more immediate impact on drilling and completion activity in the U.S. onshore market.

Geopolitical conflicts, evolving trade and tariff dynamics, and volatile commodity prices continue to create uncertainty in the demand for laboratory services tied to the maritime transportation and trade of crude oil and derived products. Despite these headwinds, Core projects Reservoir Description’s fourth quarter revenue to be up sequentially. The U.S. frac spread count continues to trend lower, and the Company anticipates the typical year-end seasonal decline in U.S. onshore completion activity. However, growth in demand for Core’s diagnostic services and energetic system product sales in both international and offshore markets, may somewhat offset the decline in U.S. onshore activity. As such, Core Lab projects Production Enhancement to be down slightly sequentially.

Core Lab believes that the tariff measures under consideration will not apply to the vast majority of service revenue and product sales provided by the Company. Core’s services account for over 75% of the Company’s total revenue and are currently not subject to tariffs. Core’s product sales have been less than 25% of total revenue and are primarily manufactured in the U.S. Tariffs on exported products would not apply to approximately 50% of these product sales, as they are consumed in the U.S. drilling and completion markets. Certain raw materials imported and consumed in Production Enhancement’s U.S. product manufacturing and service businesses are attracting import tariffs. Core Lab continues to take steps to mitigate the impact of tariffs.

Reservoir Description’s fourth quarter revenue is projected to range from $88,000,000 to $90,000,000, with operating income of $11,000,000 to $12,300,000. Production Enhancement’s fourth quarter revenue is estimated to range from $44,000,000 to $46,000,000, with operating income of $2,900,000 to $3,700,000.

Core’s fourth quarter 2025 revenue is projected to range from $132,000,000 to $136,000,000, with operating income of $14,000,000 to $16,100,000, yielding operating margins of approximately 11%. EPS for the fourth quarter of 2025 is expected to be $0.18 to $0.22.

The Company’s fourth quarter 2025 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Fourth quarter guidance assumes an effective tax rate of 25%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2025 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, October 23, 2025. To log on to the listen-only webcast, visit www.corelab.com/investors 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact investor.relations@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements Core Lab makes, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the impact on tariffs and sanctions, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	September 30, 2025	June 30, 2025	September 30, 2024	vs. Q2-25	vs. Q3-24
REVENUE	$134,521	$130,159	$134,397	3.4%	0.1%

OPERATING EXPENSES:
Costs of services and product sales	104,901	103,701	106,805	1.2%	(1.8)%
General and administrative expense	10,688	10,464	8,642	2.1%	23.7%
Depreciation and amortization	3,594	3,670	3,676	(2.1)%	(2.2)%
Other (income) expense, net	(5,590)	(2,967)	(4,529)	NM	NM
Total operating expenses	113,593	114,868	114,594	(1.1)%	(0.9)%

OPERATING INCOME	20,928	15,291	19,803	36.9%	5.7%
Interest expense	2,650	2,711	3,108	(2.3)%	(14.7)%
Income before income taxes	18,278	12,580	16,695	45.3%	9.5%
Income tax expense	3,754	1,911	4,691	96.4%	(20.0)%
Net income	14,524	10,669	12,004	NM	21.0%
Net income attributable to non-controlling interest	285	33	259	NM	NM
Net income attributable to Core Laboratories Inc.	$14,239	$10,636	$11,745	33.9%	21.2%

Diluted earnings per share	$0.31	$0.23	$0.25	34.8%	24.0%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.30	$0.22	$0.25	36.4%	20.0%

Diluted weighted average common shares outstanding	47,078	47,364	47,820	(0.6)%	(1.6)%

Effective tax rate	21%	15%	28%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$88,224	$86,280	$88,840	2.3%	(0.7)%
Production Enhancement	46,297	43,879	45,557	5.5%	1.6%
Consolidated	$134,521	$130,159	$134,397	3.4%	0.1%

Operating income:
Reservoir Description	$16,574	$12,203	$16,487	35.8%	0.5%
Production Enhancement	4,379	3,148	3,232	39.1%	35.5%
Corporate and Other	(25)	(60)	84	NM	NM
Consolidated	$20,928	$15,291	$19,803	36.9%	5.7%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,		% Variance
	2025	2024
REVENUE	$388,265	$394,611	(1.6)%

OPERATING EXPENSES:
Costs of services and product sales	308,071	314,323	(2.0)%
General and administrative expense	34,799	30,690	13.4%
Depreciation and amortization	10,981	11,289	(2.7)%
Other (income) expense, net	(6,222)	(6,073)	NM
Total operating expenses	347,629	350,229	(0.7)%

OPERATING INCOME	40,636	44,382	(8.4)%
Interest expense	7,963	9,740	(18.2)%
Income before income taxes	32,673	34,642	(5.7)%
Income tax expense	7,411	9,958	(25.6)%
Net income	25,262	24,684	2.3%
Net income attributable to non-controlling interest	541	687	NM
Net income attributable to Core Laboratories Inc.	$24,721	$23,997	3.0%

Diluted earnings per share	$0.53	$0.52	1.9%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.52	$0.50	4.0%

Diluted weighted average common shares outstanding	47,381	47,690	(0.6)%

Effective tax rate	23%	29%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$255,401	$259,353	(1.5)%
Production Enhancement	132,864	135,258	(1.8)%
Total	$388,265	$394,611	(1.6)%

Operating income:
Reservoir Description	$31,116	$34,823	(10.6)%
Production Enhancement	9,030	9,209	(1.9)%
Corporate and Other	490	350	NM
Total	$40,636	$44,382	(8.4)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	September 30, 2025	June 30, 2025	December 31, 2024	vs. Q2-25	vs. Q4-24

Cash and cash equivalents	$25,629	$31,188	$19,157	(17.8)%	33.8%
Accounts receivable, net	110,258	113,909	111,761	(3.2)%	(1.3)%
Inventories	58,241	59,773	59,402	(2.6)%	(2.0)%
Other current assets	32,786	32,807	36,286	(0.1)%	(9.6)%
Total current assets	226,914	237,677	226,606	(4.5)%	0.1%

Property, plant and equipment, net	98,031	97,927	97,063	0.1%	1.0%
Right of use assets	53,980	55,116	56,488	(2.1)%	(4.4)%
Intangibles, goodwill and other long-term assets, net	212,435	211,391	210,249	0.5%	1.0%
Total assets	$591,360	$602,111	$590,406	(1.8)%	0.2%

LIABILITIES AND EQUITY:

Accounts payable	$36,945	$41,699	$34,549	(11.4)%	6.9%
Short-term operating lease liabilities	11,474	11,508	10,690	(0.3)%	7.3%
Other current liabilities	47,324	51,565	52,347	(8.2)%	(9.6)%
Total current liabilities	95,743	104,772	97,586	(8.6)%	(1.9)%

Long-term debt, net	114,103	124,613	126,111	(8.4)%	(9.5)%
Long-term operating lease liabilities	41,525	42,420	43,343	(2.1)%	(4.2)%
Other long-term liabilities	62,601	63,003	65,630	(0.6)%	(4.6)%

Total equity	277,388	267,303	257,736	3.8%	7.6%
Total liabilities and equity	$591,360	$602,111	$590,406	(1.8)%	0.2%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,262	$24,684
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,023	4,213
Depreciation and amortization	10,981	11,289
Deferred income taxes	(4,573)	102
Insurance recovery on property, plant and equipment	(6,830)	(2,102)
Accounts receivable	(615)	(9,461)
Inventories	(1,268)	5,197
Accounts payable	1,284	(373)
Other adjustments to net income	(1,179)	2,224
Net cash provided by operating activities	29,085	35,773

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - operations	(8,265)	(8,647)
Capital expenditures - rebuilding of Aberdeen facility	(2,672)	—
Net proceeds from insurance recovery - Aberdeen facility	9,951	2,102
Net proceeds on life insurance policies	778	2,776
Other investing activities	1,729	934
Net cash provided by (used in) investing activities	1,521	(2,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(47,000)	(62,000)
Proceeds from long-term debt	36,000	38,000
Debt issuance costs	(1,706)	—
Dividends paid	(1,403)	(1,407)
Repurchase of common stock	(9,770)	(402)
Other financing activities	(255)	(775)
Net cash used in financing activities	(24,134)	(26,584)

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,472	6,354
CASH AND CASH EQUIVALENTS, beginning of period	19,157	15,120
CASH AND CASH EQUIVALENTS, end of period	$25,629	$21,474

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
GAAP reported	$20,928	$15,291	$19,803
Stock compensation (1)	—	—	(1,364)
Asset write-downs (2)	601	799	—
Insurance recovery on property, plant and equipment (3)	(5,252)	(1,557)	—
Foreign exchange losses (gains)	354	7	(239)
Excluding specific items	$16,631	$14,540	$18,200

	Net Income Attributable to Core Laboratories Inc.
	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
GAAP reported	$14,239	$10,636	$11,745
Stock compensation (1)	—	—	(1,091)
Asset write-downs (2)	451	599	—
Insurance recovery on property, plant and equipment (3)	(3,939)	(1,168)	—
Foreign exchange losses (gains)	265	5	(191)
Effect of higher (lower) tax rate (4)	(815)	(1,234)	1,351
Excluding specific items	$10,201	$8,838	$11,814

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
GAAP reported	$0.30	$0.22	$0.25
Stock compensation (1)	—	—	(0.02)
Asset write-downs (2)	0.01	0.01	—
Insurance recovery on property, plant and equipment (3)	(0.08)	(0.02)	—
Foreign exchange losses (gains)	0.01	—	(0.01)
Effect of higher (lower) tax rate (4)	(0.02)	(0.02)	0.03
Excluding specific items	$0.22	$0.19	$0.25

(1) Three months ended September 30, 2024 includes reversals of stock compensation expense previously recognized due to change in probability of performance condition for certain executive's share awards.

(2) Three months ended June 30, 2025 and September 30, 2025 includes the write-down of inventory.
(3) Three months ended June 30, 2025 and September 30, 2025 includes an insurance recovery associated with the fire at the Aberdeen, U.K. facility.
(4) Three months ended September 30, 2024 reflects tax expense at a normalized rate of 20%. Three months ended June 30, 2025 and September 30, 2025 reflects tax expense at a normalized rate of 25%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended September 30, 2025
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$16,574	$4,379	$(25)
Asset write-downs	—	601	—
Insurance recovery on property, plant and equipment	(5,252)	—	—
Foreign exchange losses (gains)	311	(76)	119
Excluding specific items	$11,633	$4,904	$94

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 9.7% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $39.2 million divided by Average Total Invested Capital ("Average TIC") of $404.8 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures - operations. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025
Net cash provided by operating activities	$8,502	$29,085
Capital expenditures - operations	(2,006)	(8,265)
Free cash flow	$6,496	$20,820

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